SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 26, 2003

WESTERN UNITED HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Washington	1-31576	73-1642091

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 W. 1st Avenue, Spokane, Washington 99201-5015

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (509) 838-2500

None

(Former name or former address, if change since last report)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

Press Releases

     The Registrant issued the following press releases on December 26, 2003:

CONTACT: MARY KELLER
MARKET DEVELOPMENT & EXTERNAL AFFAIRS
(509) 835-2811 or (509) 994-8368

Western United Holding Company to Appeal AMEX Delisting

Company Will Delay Filing of 10-K Report

Paul Sandifur Resigns as Officer and Director of WUHC and Western United
Life Insurance

Dividends on Preferred Shares Continue to be Paid

     Spokane, Wash. — December 26, 2003 — Western United Holding Company (AMEX: WUC.pr), a subsidiary of Metropolitan Mortgage & Securities Co., Inc., said today that it planned to appeal the decision of the American Stock Exchange (AMEX) to delist the Company’s preferred stock. Trading in the preferred stock was halted by AMEX December 15, 2003, and the Company was notified on December 22, 2003, that AMEX planned to begin the delisting process immediately. AMEX’s decision to delist was pursuant to Sections 1003 and 1009 of the AMEX Company Guide. Specifically, AMEX conveyed to the Company its belief that continued listing raised public interest concerns and that the Company did not comply with the listing or other agreements with AMEX.

     Western United said it planned to continue paying dividends on the preferred stock despite the AMEX delisting and the Company’s appeal.

     At the same time, Western United Holding said it will not file its Annual Report on Form10-K with the Securities and Exchange Commission (SEC) until February 1, 2004 at the earliest. The Company said its auditor Ernest & Young will not be able to complete its audit review by the original December 29, 2003, deadline because, among other reasons, the Company is believed to have incurred losses in excess of those disclosed in its June 30, 2003, Form 10-Q report, and a review of those results has yet to be completed.

     Finally, Western United Holding said that, in order to provide additional autonomy for Western’s insurance operation, C. Paul Sandifur, Jr. has resigned as an officer and director of Western United Holding Company and its wholly-owned subsidiary Western United Life

Assurance Company. John Van Engelen, previously senior vice president of Western United Holding Company, has been elected president, CEO and chairman of the insurance holding company.

     Western United Holding Company, incorporated in the State of Washington in 2002 and headquartered in Spokane, had assets in excess of $1.7 billion at June 30, 2003.

     Source: Western United Holding Company

# # #

     The forward-looking statements in this release concerning future events are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These and other risks are set forth in Western United Holding Company’s reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

CONTACT: Sandra Sternberg of Sitrick &
Company, (310) 788-2850, for Western United Life

Western United Life Agrees to be Placed under Voluntary Administrative
Supervision of Washington OIC

Policyholders Remain Top Priority

John Van Engelen Elected to Head Insurance Holding Company

     Spokane, Wash. — December 26, 2003 — Western United Life Assurance Company today announced that, in order to protect the company and its policyholders from problems at its parent company, Metropolitan Mortgage & Securities Co., Inc. (AMEX: MPD.pr), Western United Life has agreed to have the Washington Office of the Insurance Commissioner (OIC) place Western United under voluntary administrative supervision.

     “We are confident that this measure will help reassure our policyholders and agents that parent-level issues do not and will not impair the safety, liquidity or stability of our company,” said John Van Engelen, who today was elected president, CEO and chairman of Western United Holding Company, of which the insurance company is a direct subsidiary.

     In a letter to employees and agents, Mr. Van Engelen said, “The administrative supervision does not reflect on the solvency of Western United Life, which has more than $1.7 billion at June 30, 2003 in assets and above-average capital and surplus ratios.

     “For both the OIC and Western United Life, the top priority as we diligently continue to monitor the situation at Metropolitan Mortgage is to put policyholders’ interests ahead of all other considerations.”

     Mr. Van Engelen, a 20-year veteran of the company and previously senior vice president of Western United Holding, was elected president, CEO and chairman of the company and replaces C. Paul Sandifur, Jr. who has resigned as an officer and director of Western United Holding Company and its wholly-owned subsidiary Western United Life Assurance Company.

     Founded in 1963, Western United Life Assurance Company is a wholly owned subsidiary of Metropolitan Mortgage & Securities Co., Inc. Through a sales force of over 1600 independent agents and brokers, Western United operates in 16 states.

Source: Western United Life Assurance Company

# # #

Insurance Subsidiary Downgrade

     On December 23, 2003, A.M. Best downgraded the rating of Western United Life Assurance Company to C++ from B-. In a letter to agents, the insurance company reiterated that Best’s rating decision largely reflect Best’s concerns about Metropolitan Mortgage & Securities Co., Inc.’s, the parent of the Registrant, financial difficulties. The company stated that the issues affecting Metropolitan do not affect Western United Life, except that the downgrade may raise its cost of capital. The company intends to continue to actively market its annuities. The company stated that “Contracts continue to be written and annuitants will continue to receive payments under the terms of their contracts.” The company has not lost any agents and its client base has remained stable. The company intends to continue to monitor the situation at the parent level and continue to demonstrate that it can operate a strong, dependable insurance company with adequate liquidity and healthy premium growth, despite the financial problems that have affected the parent company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN UNITED HOLDING COMPANY

Date: December 29, 2003	By:	/s/ William A. Smith
William A. Smith, Chief Financial Officer